EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned, being duly authorized thereunder, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated: February 18, 2011

Sanderling Venture Partners VI, L.P.
Sanderling Ventures Management VI
Sanderling VI Beteiligungs GmbH & Co. KG
Sanderling VI Limited Partnership
Sanderling Venture Partners VI Co-Investment Fund, L.P.
Middleton, McNeil, Mills & Associates, VI, LLC

By:	/s/ Fred A. Middleton
Fred A. Middleton, Managing Partner